CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Ardian Access LLC of our report dated May 30, 2026, relating to the consolidated financial statements and consolidated financial highlights which appears in Ardian Access LLC’s Certified Shareholder Report on Form N-CSR for the period ended March 31, 2026. We also consent to the references to us under the headings “Consolidated Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 29, 2026